Law Office of Abby Ertz
3960 W Point Loma Blvd. Ste. H-436
San Diego, CA 92110
Telephone: (619) 840-4566
Facsimile: (619) 564-8753
Email: abbyertz@yahoo.com

November 17, 2008

Board of Directors
Educators Academic Journal, Inc.
2620 Regatta Drive #102
Las Vegas, NV 89128

RE: Legal Opinion Pursuant to SEC Form S-l Registration Statement - Educators Academic Journal, Inc. (the “Company”) Nevada corporation

Ladies and Gentlemen:

At your request, I have acted as special counsel to the Company for the limited purpose of rendering this opinion in connection with the Registration Statement on Form S-1 and the Prospectus included therein (collectively the "Registration Statement") which you are filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") with respect to the registration and proposed sale of up to 500,000 shares of Common Stock, par value $0.001 per share, which may be sold at a price of $0.02 per share, pursuant to a resolution of the Board of Directors dated October 27, 2008 authorizing such issuance, as well as the proposed sale by fiver (5) individual shareholders (the "Selling Shareholders") of up to 12,000,000 shares of Common Stock. The Selling Shareholders are identified in the Registration Statement on Form S-1.

I was not engaged to prepare or review, and I have not prepared or reviewed any portion of the Registration Statement. I express no opinion as to the accuracy or adequacy of the disclosure contained In the Registration Statement

In my capacity as special counsel to the Company, I have examined instruments, documents, and records, which I have deemed relevant and necessary for the basis of my opinion, including but not limited to, the Registration Statement, the Certificate of Incorporation of the Company, the By-Laws of the Company, and the records of corporate proceedings relating to the issuance of Shares. Additionally, I have reviewed and made such other examinations of law and fact as I have deemed relevant to form the opinion hereinafter expressed.

In such examinations, I have assumed the following:

(a) The legal capacity of all natural persons;
(b) The authenticity and completeness of all instruments presented to me as original documents;

(c) The conformity to the authentic originals of all documents supplied to me as certified or photostatic or faxed copies;
(d) The genuineness of all signatures; and
(e) The truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates I have reviewed.

I have examined such documents in light of the applicable laws of the State of Nevada, including the Nevada Constitution, all applicable provisions of Nevada status, and reported judicial decisions interpreting those laws.

Based upon and subject to tile foregoing, I make the following opinion on the legality of the securities being registered. I am of the opinion that 12,000,000 shares of Common Stock to be sold by the Selling Shareholders are duly authorized share of Common Stock which have been legally issued, fully paid and non-assessable. I am also of the opinion that all Shares offered by the Company and Selling. Shareholders, upon the due execution by the Company and the registration by its registrar of such shares, the sale thereof by the Company in accordance with the terms of the Registration Statement and after the effectiveness of the Registration Statement, and the receipt of consideration therefore in accordance with the terms of the Registration Statement, such shares will be validly issued, fully paid and non-assessable.

This opinion letter is limited to the status of the shares to be issued under the Registration Statement, and no opinion is implied or may be inferred beyond the matters expressly stated.

This opinion s expressed as of the date hereof, and I hereby disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law, and I have assumed that at no future time would any such subsequent changes of fact or law affect adversely my ability to render at such time an opinion (a) containing the same legal conclusions set forth herein and (b) subject only to such (or fewer) assumptions, limitations and qualifications as are contained herein.

I hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Prospectus. In giving this consent, I do not hereby admit that I am an "expert" under the Act, or the rules and regulations of the SEC issued thereunder, with respect to any part of the Registration Statement, including this exhibit. Further, in giving this consent I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC promulgated therein or Item 509 of Regulation S-K.

Very Truly Yours,

/s/ Abby L. Ertz, Esq.

Abby L Ertz, Esq.